EXHIBIT 99.1

SOURCE: AMS Health Sciences, Inc.
CONTACT: Kari Vinall
405-842-0131

AMS Health Sciences, Inc. Announces
Second Quarter 2006 Financial Results

        OKLAHOMA CITY, OK, August 14, 2006 - AMS Health Sciences, Inc., (Amex: AMM), today announced a net profit from continuing operations for the second quarter 2006 of $32,617, or $0.01 per common (diluted) share, on 7.5 million shares outstanding. Results for the three months ended June 30, 2006, including discontinued operations, was a net loss of $(152,900) or $(0.02) per common share, on 7.5 million shares outstanding. This compares to a net loss of $(769,446), or $(0.11) per common (diluted) share, on 7.2 million shares outstanding in the second quarter of 2005. Sales totaled $2.4 million for the quarter compared to sales of $3.5 million for the quarter ended June 30, 2005.

        Sales for the first six months of the current fiscal year totaled $4.7 million compared to $7.5 million for the same period in 2005. Net loss for the first six months of 2006 was $(469,215), or ($0.06) per common (diluted) share, on 7.5 million shares outstanding, compared to a net loss of $(2,107,869), or ($0.30) per common (diluted) share, on 7.1 million shares outstanding, in the year 2005. Results for the first six months of 2006 include a net profit from continuing operations of $52,017, or $0.01 per common (diluted) share.

Cost of sales in the second quarter of 2006 decreased by $905,191 to $1,487,485, or 62% of net sales. During the same period in 2005, cost of sales was $2,392,676, or 68% of net sales. Cost of sales in the first six months of 2006 decreased by $2,882,169 to $3,052,639, or 64% of net sales, compared to cost of sales of $5,934,808, or 79% of net sales, in the same period of 2005.

Total marketing and administrative expenses decreased by $1,079,212 to $867,415, or 36.2% of net sales, during the second quarter of 2006. During the same period in 2005 total marketing and administrative expense were $1,946,627 or 55.2% of net sales. For the first six months of 2006, marketing and administrative expenses decreased by $2,070,178 to $1,698,079, or 35.7% of net sales, compared to expenses of $3,768,257, or 49.9% of net sales, during the first six months of 2005.

“The key element to focus on is our profit from continuing operations in 2006 of $52,017 versus a loss in 2005 of $2,107,869. We continue to establish the fact that we can make a profit in our core operations. We have eliminated many of the detractors that hurt us in 2005 and early 2006 and can now turn all of our efforts to driving top of line sales and bottom line profits,” said Dr. Jerry W. Grizzle, Chairman and CEO.

AMS Health Sciences, Inc., sells more than 60 natural nutritional supplements, weight management products, and natural skincare products through independent distributors across the U.S. and Canada. More information about the Company is available at http://www.amsonline.com.